UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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UNION BANKSHARES COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 3, 2005

Dear Shareholder:

      We have become aware that a shareholder of the Company has been selectively communicating with certain shareholders with regard to the recent proxy statement which we distributed. The comments in the letter, while wide ranging, are, in our opinion, misleading and have no bearing on the proposals contained in the proxy statement.

      Furthermore, we take exception to those comments in the letter aimed at your directors. These comments slight a very dedicated group of people who work hard to represent the interests of all shareholders, not just a chosen few.

      We, as management, have always been open to listening to suggestions and concerns and have worked hard to be responsive to the interests of all shareholders. We continue to welcome comments from shareholders, customers, employees and the community which help us to do a better job.

As discussed more fully in the Proxy Statement, the Board of Directors believes that:

*

Proposal 4 would help provide continuity and stability in the oversight of the Company by assuring that a majority of the directors at any given time will have significant experience with the business affairs and operations of the Company. A Board of Directors with staggered terms maintains accountability to shareholders by affording you the opportunity to change up to one-third of the Board annually.

* Proposal 5 would help ensure that a director's continued service will be conditioned on his or her ability to serve rather than his or her position relative to a dominant shareholder.

*

Proposal 6 would provide the Company with needed flexibility by permitting the Company to undertake certain small acquisitions without the effort and expense associated with obtaining shareholder approval. Shareholder approval would continue to be required for any transaction involving more than 25% of the Company's assets, or for the issuance of Company stock in excess of 20% of the total outstanding at the time of the issuance.

      The Board of Directors of the Company has determined that an affirmative vote on each matter to be considered at the Meeting is in the best interests of the Company and its shareholders and unanimously recommends a vote "FOR" each of these matters.

If you have any questions or concerns, please do not hesitate to contact us.

Sincerely,

/s/ John V. Sawyer, II	/s/ Peter A. Blyberg

John V. Sawyer, II	Peter A. Blyberg
Chairman of the Board	President and Chief Executive Officer